EXHIBIT 99.1

For Immediate Release
Contact:
David Bulger (Investors)	Jerry Daly or Carol McCune (Media)
EVP, CFO and Treasurer	Daly Gray
(561) 227-1302	(703) 435-6293

Innkeepers USA Trust CFO David Bulger to Retire

PALM BEACH, Fla., February 2, 2005—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced that David Bulger will retire as executive vice president, chief financial officer and treasurer of Innkeepers USA Trust. The company said it will conduct a search for a successor.

Bulger, who has served as the company’s CFO since April 1995, will remain with the company through the 2004 year-end reporting period and a transition phase.

“David has done an excellent job during his 10 years as chief financial officer, and has been instrumental in our success, particularly during the last few, very challenging years,” said Jeffrey H. Fisher, chief executive officer and president. “David has a lot he can be proud of. His retirement has nothing to do with any accounting-related policy or disagreement, and we certainly wish him all the best in his future endeavors.”

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 71 hotels with a total of 8,957 suites or rooms in 21 states and Washington, D.C., and focuses on acquiring and/or developing upscale and upscale extended-stay hotels with premium brands and the rebranding and repositioning of other hotel properties. For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

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Innkeepers USA Trust

Cautionary statements set forth in reports filed by the company from time to time with the SEC discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) more direct exposure to the operational risks of the hotel business (including decreasing hotel revenues and increasing hotel expenses) under the company’s new taxable REIT subsidiary structure, (ii) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments negatively affect the travel industry and the company, (iii) risk that the performance and prospects of businesses and industries that are important hotel demand generators in the company’s key markets decline (e.g., technology, automotive, aerospace), (iv) risk that international, national, regional and/or local economic conditions will, among other things, negatively affect demand for the company’s hotel rooms and the availability and terms of financing, (v) risk that the company’s ability to maintain its properties in competitive condition becomes prohibitively expensive, (vi) risk that pricing in the hotel acquisition market becomes prohibitively expensive or non-financeable and that potential acquisitions or developments do not perform in accordance with expectations, (vii) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), (viii) the complex tax rules that the company must satisfy to qualify as a REIT, and (ix) governmental regulation that may increase the company’s cost of doing business or otherwise negatively effect its business or its attractiveness as an investment and create risk of liability for non-compliance (e.g., changes in laws affecting taxes or dividends, compliance with the Americans with Disabilities Act, workers compensation law changes, the Sarbanes-Oxley law, etc.).